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JOINT FILING AGREEMENT

        The undersigned acknowledge and agree that the foregoing Schedule 13D is filed on behalf of each of the undersigned and that all subsequent amendments to this Statement on Schedule 13D may be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements.

Dated: June 26, 2007
ALUMINUM CORPORATION OF CHINA
	By:	Xudong Ren Name: Xudong Ren Title: Vice President
CHINALCO CANADA B.C. HOLDINGS LTD.
	By:	/s/ Yu Tai Name: Yu Tai Title: Director

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JOINT FILING AGREEMENT